Exhibit 10

November 22, 2006	EXECUTION COPY

VIA FACSIMILE AND EXPRESS COURIER

Dr. David Thatcher, Chief Executive

Cobra Biologics Limited

The Science Park

Keele ST5 5SP

United Kingdom

RE:	Amendment of Agreement (Exhibit No. 11)

Dear David:

Reference is made to Exhibit No. 11 to the Research and Development Agreement between Cobra Biomanufacturing Plc (“Cobra”) and Auxilium Pharmaceuticals, Inc. (“Auxilium”), dated July 14, 2006 (the “Agreement”). This letter agreement sets forth the terms and conditions upon which Cobra and Auxilium have mutually agreed to amend the Agreement. All capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Agreement. The Agreement (and all of its Appendices, including the Development Program Chart) is hereby amended as follows:

1. This amendment of the Agreement is effective upon the close of business on Friday, November 17, 2006 (the “Amendment Date”).

2. Cobra shall not perform BLA Batch Runs 2 and 3. Auxilium shall not pay Cobra for BLA Batch Runs 2 and 3. Cobra and Auxilium each waive any rights and/or claims they may have against each other in relation to BLA Batch Runs 2 and 3.

3. Cobra shall continue to provide the following Services in the Agreement to Auxilium, and Auxilium shall continue to pay Cobra for such services completed, in accordance with the terms and conditions of the Agreement:

(a)	BLA Batch Run 1:

(b)	200L Engineering Run Stability Program;

(c)	200L GMP Run Stability Program;

(d)	BLA Batch Run 1 Stability Program; and

(e)	Technology Transfer Assistance.

4. Auxilium shall be obligated to pay Cobra the following:

(a)	in accordance with the terms of the Agreement and Section 3(a) above, all sums for identified stages of BLA Batch Run 1 successfully completed, (total 497,000 GBP ($941,118 US) plus consumables and Raw Materials);

(b)	for ongoing Services as set forth in Section 3(b) through 3(e) above, in accordance with the terms and conditions in the Agreement;

(c)	$1,100,000 US within fifteen (15) days of the execution of this amendment; and

(d)	consideration for exclusivity in accordance with, and subject to, Section VI.E.2 of the Agreement.

5. On or before December 31, 2006, at Auxilium’s expense, Cobra shall ship to a location designated by Auxilium all Auxilium Assets, unused consumables and Raw Materials purchased for use in the completion of Services under the Agreement, and Master and Working Cell Banks. Such items shall be shipped to Auxilium at Auxilium’s risk. Auxilium shall pay Cobra for all consumables and Raw Materials which Cobra has contracted to purchase on behalf of Auxilium in relation to BLA Batch Runs 2 and 3 and which are to be shipped to Auxilium in accordance this provision and the Agreement.

6. Technology Transfer Assistance. Simultaneously with the execution of this amendment, Auxilium and Cobra shall execute a separate amendment to the existing Technology Transfer Assistance agreement (Exhibit No. 14 to the R & D Agreement); Auxilium agrees that the technology transfer assistance program in Exhibit 14 (as amended) and under the Agreement will be carried out at the cost of Auxilium in accordance with the terms of such agreements and in particular Section IX D 3(a) of the Agreement. Auxilium acknowledges that it did not require the Technology Transfer close out meeting referred to in Section I(f) of Exhibit 14, and Cobra agrees to provide such close out meeting within 4 weeks of Auxilium’s request for such a close out meeting.

7. BLA Batch Option. In the event the BLA Batch Run 1 currently in progress (Batch Identification Number CTL2006#1583I) does not achieve final QA release, Auxilium shall have the option to require Cobra to manufacture a new BLA Batch Run that achieves final QA release (hereinafter “BLA Batch Option”). Auxilium shall not unreasonably refuse QA release of BLA Batch Run 1 or any replacement BLA Batch Run. If the parties, acting reasonably, are not able to agree the position on final QA release of BLA Batch Run 1 or a replacement BLA Batch Run, either party may refer the matter to an independent expert to determine whether BLA Batch Run 1 or replacement BLA Batch Run should achieve final QA release. Such expert shall be appointed by the agreement of both parties, and in the absence of agreement as to the identity of such expert within 14 days, shall be nominated by Parenteral Drug Association (“PDA”) upon the application of either party. Such expert shall act as an expert and not as an arbitrator and the decision of such expert shall be final and binding on the parties with effect from the date either party elected to refer the matter to such expert. The costs of such expert shall be paid equally by the parties. Auxilium’s right to exercise the BLA Batch Option shall expire on the earlier of (a) the date the BLA Batch Run 1 or any new BLA Batch Run achieves final QA release, or (b) December 31, 2007. In the event that Auxilium exercises the BLA Batch Option, Auxilium shall provide written or electronic (email) notice to Cobra, and Cobra shall have ninety (90) days from the date it receives such notice to complete a new BLA Batch Run that achieves final QA release as a replacement for BLA Batch Run 1. The final payment to Cobra in respect of BLA Batch Run 1 of 165,501 GBP ($313,392 US), plus consumables and Raw Materials, to be paid in accordance with the terms of the Agreement (being one third of the fixed price upon thaw of the vial(s) of cells; one third of the fixed price upon completion of the bulk drug substance manufacture; and one third of the fixed price upon final QA release of the batch) shall not be payable until either BLA Batch Run 1 or any replacement new BLA Batch Run has achieved final QA release.

8. Sections IX.B.2 (a), (b) and (c), and Section IX.B.4 (regarding termination conditions) of the Agreement are deleted in their entirety.

9. In addition to the items expressly referred to in this amendment, Cobra shall continue to provide, and Auxilium shall continue to pay for, such other services as the parties have in the past, or may in the future, agree in writing. Such services will be provided at an FTE rate to be agreed at the relevant time.

10. The parties agree that this amendment of the Agreement may be announced by either party anytime after 7:00 am EST on Wednesday, November 29, 2006. Cobra and Auxilium agree to provide each other with a draft copy of all announcements and press releases related to this amendment of the Agreement with adequate time to review and comment. Each press release, announcement or excerpt thereof which directly relates to this amendment shall be subject to the other party’s approval. Such approval shall not be unreasonably withheld.

11. All payments are exclusive of any value added tax and/or other taxes (if any) which shall be payable in addition.

12. The Agreement, as varied by this amendment, shall continue in full force and effect for the remainder of its term and this amendment and the Agreement shall form and be read as being one agreement.

13. This letter agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

If this letter agreement is consistent with your understanding and if you are in agreement with all of its terms, please sign the enclosed copy of this letter and return it to me.

Auxilium Pharmaceuticals, Inc.

/s/ Armando Anido	Date: November 22, 2006
Armando Anido
Chief Executive Officer and President
Auxilium Pharmaceuticals, Inc.

Cobra Biomanufacturing Plc.

/s/ David Thatcher	Dated: November 22, 2006
David Thatcher
President
Cobra Biomanufacturing Plc.